Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Berry Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (File No. 333-228740 and 333-226582) on Forms S-1 and S-8 of Berry Petroleum Corporation and its subsidiary of our report dated March 7, 2019, with respect to the consolidated balance sheets of Berry Petroleum Corporation and its subsidiary as of December 31, 2018 (Successor) and December 31, 2017 (Successor), the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2018 (Successor), the ten months ended December 31, 2017 (Successor), the two months ended February 28, 2017 (Predecessor), and the year ended December 31, 2016 (Predecessor), and the related notes (collectively the “consolidated financial statements”) that appear in the December 31, 2018 annual report on Form 10-K of Berry Petroleum Corporation.
Our report on the consolidated financial statements refers to a change in the basis of presentation for Berry Petroleum Corporation’s emergence from bankruptcy.

/s/ KPMG LLP
Los Angeles, California
March 7, 2019